Exhibit 10.4
PARAGON COMMERCIAL BANK
SALARY CONTINUATION AGREEMENT
FOR
MATTHEW C. DAVIS

This SALARY CONTINUATION AGREEMENT (this “Agreement”) is entered into as of this 29th day of December, 2016, by and between Paragon Commercial Bank, a North Carolina-chartered bank (the “Bank”), and Matthew C. Davis, an executive of the Bank (the “Executive”).

WHEREAS, this Agreement is entered into by the Bank to provide a salary continuation benefit to the Executive, and

WHEREAS, the parties hereto intend that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

ARTICLE I
DEFINITIONS

1.1           “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement. The Accrual Balance shall be calculated such that when it is credited with interest each month the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2           “Accrued Benefit” means an annual amount payable for 20 years commencing on the first day of the month immediately after the Executive’s Normal Retirement Age that has a value equal to the Accrual Balance at the time of determination. The calculation of such annual amount shall be made using the interest rate selected by the Plan Administrator at the time of determination for purposes of calculating the Accrual Balance.

1.3           “Beneficiary” means each designated person, or in the absence of a designated person, the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.4           “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5           “Change in Control” shall have the same meaning as the definition contained in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank or Paragon Commercial Corporation. If there is no effective severance or employment agreement defining the term, “Change in Control” means any of the following events occur –

1.5.1
a “Person” or “Group” (as defined in or pursuant to sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but not including Paragon Commercial Corporation, the Bank, or any “employee benefit plan” (as defined in or pursuant to ERISA)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) or otherwise acquires control, directly or indirectly, of securities of Paragon Commercial Corporation or the Bank representing more than 50% of the total voting power of such entity’s then outstanding securities,

1.5.2
the acquisition by any Person or Group in any manner of the ability to elect, or to control the election, of a majority of the directors of Paragon Commercial Corporation or the Bank,

1.5.3
the merger of Paragon Commercial Corporation or the Bank into another entity, the merger of any entity into Paragon Commercial Corporation or the Bank, or the acquisition of assets by Paragon Commercial Corporation or the Bank, in any such case with the result that the beneficial owners of Paragon Commercial Corporation’s or the Bank’s outstanding securities immediately prior to such transaction do not beneficially own more than 60% of such entity’s outstanding securities after the consummation of such transaction,

1.5.4
the sale or other transfer of more than 50% of the assets of Paragon Commercial Corporation or the Bank to any entity not controlled by Paragon Commercial Corporation or the Bank, or

1.5.5
the consummation of any transaction by Paragon Commercial Corporation or the Bank resulting in (x) the majority of the Board of Directors of Paragon Commercial Corporation or the Bank after the consummation of such transaction not being composed of Incumbent Directors, or (y) the beneficial owners of Paragon Commercial Corporation’s or the Bank’s outstanding securities immediately prior to the consummation of such transaction not beneficially owning more than 60% of Paragon Commercial Corporation’s or the Bank’s outstanding securities after such transaction. The term “Incumbent Director” shall mean any director who as of the Effective Date was a member of the Board, or any individual becoming a member of the Board subsequent to the Effective Date whose election by Paragon Commercial Corporation’s shareholders was recommended by at least two-thirds (2/3) of the then Incumbent Directors on the Board.

Despite any contrary provision in this Agreement, however, the term Change in Control shall not include (x) any transaction to which Executive consents in a writing specifically noting this provision of this Agreement, (y) any transaction or series of transactions, associated with the election by Paragon Commercial Corporation to be taxed as a Subchapter S corporation under the Code, or (z) any transaction that does not also constitute a change in control for purposes of Code section 409A.

1.6           “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued by the Department of the Treasury under the Internal Revenue Code of 1986, as amended.

1.7           “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Executive is unable to engage in any substantial gainful activity, or (y) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the Bank. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.8           “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination with Cause. Early Termination excludes a Separation from Service governed by section 2.4.

1.9           “Effective Date” means the date set forth in Schedule A attached.

1.10           “Initial Vesting Date” means the date set forth in Schedule A.

1.11           “Normal Retirement Age” means age 65.

1.12           “Original Effective Date” means the date specified in Schedule A that the Plan was first effective. If the Original Effective Date is different than the Effective Date, this is an amendment and restatement of the Plan, with the Effective Date being the date the amendment and restatement of the Plan is effective. If the Original Effective Date and the Effective Date are the same, this is a new (or additional) agreement.

1.13           “Plan Administrator” or “Administrator” means the plan administrator described in Article 7.

1.14           “Schedule A” means the Schedule A attached hereto establishing certain terms of the Plan. Schedule A is incorporated into the Plan by reference.

1.15           “Separation from Service” means a “separation from service” as defined in Code section 409A, including termination of all of the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, but excluding termination because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

1.16           “Termination with Cause” and “Cause” shall have the same meaning specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank or Paragon Commercial Corporation. If the Executive is not a party to a severance or employment agreement containing a definition of Termination with Cause, Termination with Cause means the Bank or Paragon Commercial Corporation terminates the Executive’s employment for any of the following reasons –

1.16.1
the willful and continued failure of Executive to substantially perform Executive’s duties with the Bank other than any such failure resulting from Disability, after written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, or

1.16.2
dishonesty or moral turpitude, willful misconduct, breach of fiduciary duty involving personal profit, a willful violation of any law, rule or regulation (other than minor traffic violations or similar minor offenses) or final cease and desist order, or material breach of any provision of this Agreement which is materially and demonstrably injurious to the Bank.

For purposes of this Section, no act or failure to act on the part of the Executive shall be considered willful unless it was done or omitted to be done by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank. For purposes of this Section, any act or failure to act based upon authority given pursuant to resolutions duly adopted by the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done or omitted to be done by Executive in good faith and in the best interests of the Bank. For purposes of this Section, the cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive copies of resolutions duly adopted by the affirmative votes of not less than a majority of the entire membership of the Board at meetings of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard by the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in clauses (a) or (b) above, and specifying the particulars thereof.

1.17           “Voluntary Termination with Good Reason” means a voluntary Separation from Service by the Executive within 24 months after a Change in Control if the following conditions (x) and (y) are satisfied:

(x)           a voluntary Separation from Service by the Executive will be considered a Voluntary Termination for Good Reason if any of the following occur without the Executive’s advance written consent –

(1)           a material diminution of the Executive’s base salary,

(2)           a material diminution of the Executive’s authority, duties, or responsibilities,

(3)           a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

(4)           a material diminution in the budget over which the Executive retains authority,

(5)           a material change in the geographic location at which the Executive must perform services for the Bank, or

(6)           any other action or inaction that constitutes a material breach by the Bank of the agreement under which the Executive provides services to the Bank.

(y)           the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Bank shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the earlier of the initial existence of the condition or the Change in Control.

ARTICLE 2
LIFETIME BENEFITS

2.1           Normal Retirement. For Separation from Service on or after the date the Executive attains Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement. However, if the Executive’s Separation from Service is a Termination with Cause or if this Agreement terminates under Article 5, no benefits shall be paid.

2.1.1
Amount of benefit. The annual benefit under this section 2.1 is set forth in Schedule A.

2.1.2
Payment of benefit. Beginning with the month immediately after the month in which Separation from Service occurs, the Bank shall pay the annual benefit to the Executive in monthly installments, each equal to 1/12th of such annual benefit, on the first day of each month. The monthly installments shall be paid to the Executive for 240 months.

2.2A                      Early Termination. Unless a Change in Control shall have occurred, upon the Executive’s Separation from Service before Normal Retirement Age (“Early Termination”), the Bank shall pay to the Executive the vested Accrued Benefit described in this section 2.2A instead of any other benefit under this Agreement, as follows:

2.2A.l
Vested Accrued Benefit. If Separation from Service occurs on or after the Initial Vesting Date, the annual benefit under this section 2.2A shall be the vested Accrued Benefit determined as of the end of the month immediately before the month in which Separation from Service occurs. The vested Accrued Benefit shall be determined by application of the vesting schedule set forth in Schedule A. If Separation from Service occurs before the Initial Vesting Date, the benefit shall be forfeited in its entirety. However, if Separation from Service occurs after a Change in Control, Early Termination benefits shall be governed solely by section 2.2B or Section 2.4, and this section 2.2A shall thereafter be of no further force or effect.

2.2A.2
Payment of benefit. Beginning with the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the benefit to the Executive in monthly installments, each equal to 1/12th of such annual benefit, on the first day of each month. The monthly installments shall be paid to the Executive for 240 months.

2.2B                      Early Termination that is Voluntary and without Good Reason within 24 months after a Change in Control, or Early Termination that is more than 24 Months after a Change in Control. If either: (1) the Executive has a voluntary Early Termination that is not for Good Reason that occurs within the 24-month period after a Change in Control, or (2) the Executive has an Early Termination that occurs after the 24-month period following a Change in Control, the Bank shall pay to the Executive the benefit described in this section 2.2B instead of any other benefit under this Agreement. However, no benefits shall be payable under this Agreement if the Executive’s Separation from Service is a Termination with Cause or if this Agreement terminates under Article 5.

2.2B.l
Amount of benefit. The benefit under this section 2.2B is the Accrued Benefit determined as of the end of the month immediately before the month in which Separation from Service occurs.

2.2B.2
Payment of benefit. Beginning with the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the benefit to the Executive in monthly installments, each equal to 1/12th of such annual benefit, on the first day of each month. The monthly installments shall be paid to the Executive for 240 months.

2.2B.3
Coordination with Section 2.4. If Early Termination that is involuntary or voluntary with Good Reason occurs within the 24-month period after a Change in Control, the Bank shall pay the Executive the benefit under section 2.4 and not the benefit under this Section 2.2B.

2.3           Disability. For Separation from Service because of Disability before Normal Retirement Age the Bank shall pay to the Executive the benefit described in this section 2.3 instead of any other benefit under this Agreement.

2.3.1
Amount of benefit. The annual benefit under this section 2.3 shall be the Accrued Benefit determined as of the end of the month immediately before the month in which Separation from Service occurs.

2.3.2
Payment of benefit. Beginning with the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the benefit to the Executive in monthly installments, each equal to 1/12th of such annual benefit, on the first day of each month. The monthly installments shall be paid to the Executive for 240 months.

2.4           Change in Control. If Executive has a Separation from Service that is an involuntary termination without Cause or a Voluntary Termination with Good Reason, in either case within the 24-month period after a Change in Control, the Bank shall pay to the Executive the benefit described in this section 2.4 instead of any other benefit under this Agreement. Except, however, no benefits shall be payable under this Agreement if the Executive’s Separation from Service is a Termination with Cause or if this Agreement terminates under Article 5. Further, if the Executive shall have attained Normal Retirement Age when Separation from Service occurs within 24 months after a Change in Control occurs, whether Separation from Service is voluntary or involuntary for any reason other than Termination with Cause, the Executive shall be entitled solely to the benefit provided by section 2.1, not this section 2.4.

2.4.1
Amount of benefit. The benefit under this section 2.4 is the Normal Retirement Age Accrual Balance required by section 2.1, discounting the Normal Retirement Age Accrual Balance to present value at the time of payment using a discount rate selected by the Plan Administrator, but the discount rate selected by the Plan Administrator shall not exceed the discount rate employed at the time of payment for purposes of calculating the Accrual Balance.

2.4.2
Payment of benefit. The Bank shall pay the benefit under this section 2.4 to the Executive in a single lump sum within three days after the Executive’s Separation from Service.

2.4.3
Coordination with Section 2.2B. If the Executive’s Separation following a Change in Control is voluntary without Good Reason, or if the Executive’s Separation from Service occurs after the 24-month period after a Change in Control, the Executive shall be entitled solely to the benefit provided by section 2.2B, not this section 2.4.

2.5           Lump-Sum Payout of Remaining Normal Retirement Benefit or Disability Benefit When a Change in Control Occurs. If a Change in Control occurs after Separation from Service but while the Executive is receiving the Normal Retirement Age benefit under section 2.1 or is receiving or is entitled at Normal Retirement Age to receive the Early Termination benefit under sections 2.2A or 2.2B or the Disability benefit under section 2.3, the Bank shall pay the remaining salary continuation benefits to the Executive in a single lump sum within three days after the Change in Control. The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs, reduced by any payments already paid to the Executive for that particular benefit.

2.6           Annual Benefit Statement. Within 120 days after the end of each calendar year, the Plan Administrator shall provide or cause to be provided to the Executive an annual benefit statement showing benefits payable or potentially payable to the Executive under this Agreement. Each annual benefit statement shall supersede the previous year’s annual benefit statement. If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to the Executive under sections 2.2A, 2.2B, 2.3, or 2.4 hereof, the amount of the benefit determined under the Agreement shall control.

2.7           Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement would result in additional tax or interest to the Executive because of section 409A, the Executive shall not be entitled to the payments under Article 2 until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision to the extent possible in order to avoid the additional tax or interest under section 409A. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. The Agreement shall be interpreted and administered to the greatest extent possible to be either exempt from section 409A, or in compliance with 409A. Further, each payment made as part of installment payments under this Agreement shall be considered a separate payment for purposes of section 409A.

2.8           One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Except as provided in section 2.5 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

ARTICLE 3
DEATH BENEFITS

3.1           Death Before Separation from Service. If the Executive dies before Separation from Service, at the Executive’s death the Executive’s Beneficiary shall be entitled to an amount in cash equal to the Accrual Balance existing at the Executive’s death. If a benefit is payable to the Executive’s Beneficiary, the benefit shall be paid in a single lump sum within 90 days after the Executive’s death. However, no benefits will be paid under this Agreement to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

3.2           Death after Separation from Service. If the Executive dies after Separation from Service, if Separation from Service was not a Termination with Cause, and if at death the Executive was receiving the benefit under section 2.1 or was receiving or was entitled at Normal Retirement Age to receive the benefit under sections 2.2A, 2.2B, or 2.3, at the Executive’s death the Executive’s Beneficiary shall be entitled to an amount in cash equal to the Accrual Balance remaining at the Executive’s death, unless the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or unless a Change-in-Control payout shall have occurred under section 2.5. No benefit shall be paid to the Beneficiary under this section 3.2 if the Change-in-Control benefit shall have been paid to the Executive under section 2.4 or if a Change-in-Control payout shall have occurred under section 2.5. If a benefit is payable to the Executive’s Beneficiary under this section 3.2, the benefit shall be paid in a single lump sum within 90 days after the Executive’s death. However, no benefits under this Agreement shall be paid or payable to the Executive or the Executive’s Beneficiary if this Agreement is terminated under Article 5.

ARTICLE 4
BENEFICIARIES

4.1           Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement after the Executive’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2           Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s designation of a particular Beneficiary shall be deemed automatically revoked if that Beneficiary predeceases the Executive, and designation of a spouse as Beneficiary shall be deemed automatically revoked if the marriage to that spouse is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3           Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4           No Beneficiary Designation. If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse shall be the designated Beneficiary. If there are no surviving designated Beneficiaries and no surviving spouse, the benefits shall be paid to the Executive’s estate.

4.5           Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 5
GENERAL LIMITATIONS

5.1           Termination with Cause. Despite any contrary provision of this Agreement, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Separation from Service is a Termination with Cause or, unless a Change in Control shall have occurred, if Separation from Service is an Early Termination before any vesting under Section 2.2A of this Agreement.

5.2           Suicide or Misstatement. No benefits shall be paid under this Agreement if the Executive commits suicide within two years after the Effective Date or if the Executive makes any material misstatement of fact on any application for life insurance purchased by the Bank, on any resume or application provided to the Bank, or on any application for benefits provided by the Bank.

5.3           Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by the North Carolina Commissioner of Banks or by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C, 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4           Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default”, as those terms are defined in of section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5           FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act. 12 U.S.C. 1823(c). Any rights of the parties that have already vested shall not be affected by such action, however.

5.6           No Violation of Golden Parachute Rules. The Bank and the Executive acknowledge and agree that any payment or agreement to make any payment to the Executive or Beneficiary under this Agreement is or may be subject to the golden parachute limitations of 12 U.S.C. 1828(k) and FDIC rules at 12 C.F.R. Part 359. The Bank and the Executive therefore acknowledge and agree that if any payment or agreement to make a payment under this Agreement would be considered a golden parachute payment under 12 C.F.R. 359.1(f), the Bank shall not have a contractual or other obligation to make the payment and the agreement to make the payment shall be void, unless (x) the payment receives advance approval of the appropriate Federal banking agency, if required at that time by 12 U.S.C. section 1828(k), 12 C.F,R. Part 359, or other Federal or state laws, rules or regulations, and (y) the obligation and the payment comply in all other respects with 12 U.S.C. section 1828(k), 12 C.F.R. Part 359, and other Federal and state laws, rules or regulations, to the extent applicable at the time.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1           Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows –

6.1.1
Initiation – written claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

6.1.2
Timing of Bank response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.1.3
Notice of decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.1.3.1    the specific reasons for the denial,
6.1.3.2
a reference to the specific provisions of the Agreement on which the denial is based,
6.1.3.3
a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
6.1.3.4
an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and
6.1.3.5
a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

6.2           Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows –

6.2.1
Initiation – written request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2
Additional submissions-information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3
Considerations on review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

6.2.4
Timing of Bank response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

6.2.5
Notice of decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.2.5.1    the specific reason for the denial,
6.2.5.2
a reference to the specific provisions of the Agreement on which the denial is based,
6.2.5.3
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and
6.2.5.4
a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

ARTICLE 7
ADMINISTRATION OF AGREEMENT

7.1           Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board or such committee or person(s) as the Board shall appoint. The Executive may not be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (x) make, amend, interpret and enforce all appropriate rules, and regulations for the administration of this Agreement and (y) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

7.2           Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including, acting through a duly appointed representative), and may from time to time consult with counsel, who may be counsel to the Bank.

7.3           Binding Effect of Decisions. The decision or action of the Plan Administrator concerning any question arising out of the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrual Balance.

7.4           Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5           Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

7.6           ERISA. The Agreement is subject to ERISA and shall be construed in accordance with the provisions of ERISA, and, where not preempted by ERISA or other federal law, with the laws of the State of North Carolina.

ARTICLE 8
MISCELLANEOUS

8.1           Amendments and Termination. Subject to section 8.14 of this Agreement, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and except for termination occurring under Article 5, this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.

8.2           Binding Effect. This Agreement shall bind the Executive, the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

8.3           No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

8.4           Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

8.5           Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession occurred.

8.6           Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.7           Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

8.8           Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. Rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

8.9           Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the salary continuation benefit initially granted as of the Effective Date. No rights are granted to the Executive under this Agreement other than those specifically set forth.

8.10           Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

8.11           Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or, interpretation of any provision of this Agreement.

8.12           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to the board of directors, Paragon Commercial Bank, 3535 Glenwood Avenue, Raleigh, North Carolina 27612, or to such other or additional person or persons as the Bank shall have designated to the Executive in writing. If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

8.13           Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Bank desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Bank desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this section 8.13, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by, or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this section 8.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $100,000, whether suit be brought or not, and regardless of whether incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this section 8.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank or Paragon Commercial Corporation may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank or Paragon Commercial Corporation. Despite anything in this section 8.13 to the contrary however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)1 and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

8.14           Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This section 8.14 shall become null and void effective immediately upon a Change in Control.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have executed this amended and restated Salary Continuation Agreement as of the date first written above.

EXECUTIVE:	BANK:

/s/ Matthew C. Davis	Paragon Commercial Bank
Matthew C. Davis
	By:	/s/ Robert C. Hatley
Robert C. Hatley
	Its:	President and Chief Executive Officer

SCHEDULE A

VARIABLE PROVISIONS OF THE
PARAGON COMMERCIAL BANK SALARY CONTINUATION PLAN

1.	Name of Executive:	Matthew C. Davis

2.	Effective Date:	January 1, 2017

3.	Original Effective Date:	January 1, 2017

4.	Initial Vesting Date:	December 31, 2022

5.	Annual Benefit:	$32,000/year

6.	Vesting Schedule:	The Executive will be vested in a percentage of the Accrued Benefit according to the following schedule:

● 0% if Separation from Service occurs before the Initial Vesting Date
● 20% vested if Separation from Service occurs on or after the Initial Vesting Date and before December 31, 2023
● 40% vested if Separation from Service occurs on or after December 31, 2023 and before December 31, 2024
● 60% vested if Separation from Service occurs on or after December 31, 2024 and before December 31, 2025
● 80% vested if Separation from Service occurs on or after December 31, 2025 and before December 31, 2026
● 100% vested if Separation from Service occurs on or after December 31, 2026